Exhibit 12.1

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor
	Three Months Ended September 30
	2008		2007
Earnings:

Income (loss) before income taxes	$(314)		$405

Less:
Income from less than 50% owned investees	–		1
Capitalized interest	3		3
Add:
Fixed charges from below	174		167
Amortization of interest capitalized	–		–

Adjusted earnings	$(143)		$568

Fixed charges:

Rent expense representative of interest (1)	$58		$57
Interest expensed and capitalized, issuance costs and amortization of debt discounts and premiums (2)	116		110

Fixed charges	$174		$167

Ratio of earnings to fixed charges	--	(3)	3.40

(1)   Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)   Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)   Earnings were inadequate to cover fixed charges by $317 million for the three months ended September 30, 2008.

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor			Predecessor
	Nine Months		Period from	Period from
	Ended		June 1 to	January 1 to
	September 30,		September 30,	May 31,
	2008		2007	2007
Earnings:

Income (loss) before income taxes	$(5,044)		$580	$1,749
Less:
Income from less than 50% owned investees	-		1	-
Capitalized interest	8		5	6
Add:
Fixed Charges, from below	517		228	322
Amortization of interest capitalized	-		-	3

Adjusted earnings	$(4,535)		$802	$2,068

Fixed charges:

Rent expense representative of interest (1)	$174		$76	$97
Interest expense and capitalized, issuance costs and amortization of debt discounts and premiums (2)	343		152	225

Fixed charges	$517		$228	$322

Ratio of earnings to fixed charges	--	(3)	3.52	6.42

(1)   Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)   Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)   Earnings were inadequate to cover fixed charges by $5.1 billion for the nine months ended September 30, 2008.